GURUNET CORPORATION - JEFFREY S. CUTLER

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 15, 2005, by and between GuruNet Corporation, (the “Company”) and Jeffrey S. Cutler (“Executive”).

WHEREAS, Executive desires to become employed by the Company, and the Company desires to employ Executive upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. This Agreement shall be effective as of the date set forth above, and shall continue until it is terminated in accordance with Section 3 hereof. Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, and Executive specifically acknowledges that he shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without Cause and without compensation of any nature except as provided in this Section and in Section 2 below.

1.1.  Duties and Responsibilities. Commencing March 15, 2005, (“Effective Date”) Executive shall serve as the Chief Revenue Officer of the Company reporting to the CEO of the Company. Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the CEO.

1.2.  Extent of Service. Executive agrees to use Executive's best efforts to carry out Executive's duties and responsibilities under Section 1.1 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive's business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Company’s Board of Directors (“Board”), is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company.

1.3.  Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of $225,000, payable in installments at such times as the Company customarily pays its other senior level executives.

1.4.  Bonus. The Executive shall be eligible to receive an annual bonus of 75% of Base Salary based upon stated performance goals for the Executive. The annual bonus percentage earned may be adjusted up or down based upon the achievement of certain performance goals established by the Company. The performance goals will be tied to company and individual performance and may include revenue, traffic and usage targets as well as specific objectives tied to strategic partnerships and initiatives. The CEO and Executive will establish the performance goals for 2005 in good faith, to be approved by the Company’s Board of Directors Compensation Committee, within a reasonable time period not to exceed sixty (60) days after the Effective Date of this Agreement.

1.5.  Option. The Company shall grant to Executive an option (the “Option") to purchase 200,000 shares of common stock of the Company at the market closing price of the stock on the Effective Date, pursuant to the GuruNet Corporation 2004 Stock Option Plan (the “Plan”). The terms of the Option shall be governed by the Stock Option Agreement attached as Exhibit A. Further, the term of the Option shall be ten years from the date of grant. If the Company terminates the Executive without Cause or the Executive resigns for Good Reason, the vested portion of any outstanding options shall remain exercisable for one (1) year from the effective date of the Executive’s termination of employment. Executive shall be eligible to receive additional equity awards on the same basis as other senior level executives.

1.6.  Change in Control. In the event of a “Change of Control,” as defined below, 50% of any options granted to the Executive that have not vested as of the effective date of the Change of Control, shall immediately vest. If the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason at any time during the twelve (12) months subsequent to the effective date of a Change of Control then (i) 100% of any options granted to the Executive not vested will immediately vest and (ii) the Company will pay or cause to be paid to the Executive within 30 days of the Executive’s termination of employment a lump-sum cash payment equal to the Executive’s annual Base Salary at the time of the Change in Control.

If upon a Change of Control the market closing price of the Company’s common stock is less than 120% of the Company’s market closing price on the Effective Date, then (i) 200,000 of the Executive’s options shall be forfeited, and (ii) the Executive shall receive a stock award of 50,000 shares of Company’s common stock.

A Change of Control shall mean (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the (i) continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A Change of Control shall not be deemed to have occurred as a consequence of a secondary offering.

1.7.  Retirement and Welfare Plans. Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs made available to the Company's employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans.

1.8.  Reimbursement of Expenses; Vacation. Executive shall be provided with reimbursement of reasonable expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group; shall be entitled to three (3) weeks of paid vacation each year, adding one (1) day for each year from the date of initial employment up to a total maximum of twenty-two (22) days annually, and additional time off for sick leave and holidays in accordance with the Company's vacation, holiday and other pay for time not worked policies. Expense reimbursement includes but is not limited to travel and entertainment while on Company business, all telephone and internet service (including both wireless service and service at the Executive’s home), and all reasonable costs of Executive associated with maintaining a home office. All such expenses will be in accordance with Company’s policies and procedures, existing, at the time of the expense. The Company shall maintain a standard Directors & Officers Insurance policy that covers the Executive for any action during the term of his employment and maintain or cause such policy to remain in effect to cover claims that arise after Executive’s termination of employment which relate to activity that occurred prior to Executive’s termination of employment with the Company.

2.  Termination. Executive's employment shall terminate upon the occurrence of any of the following events:

2.1.  Termination Without Cause; Resignation for Good Reason.

(a)  The Company may remove Executive at any time without Cause (as defined in Section 2.7) from the position in which Executive is employed hereunder upon not less than thirty (30) days' prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, Executive may initiate termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 2.7). Executive shall give the Company not less than 30 days' prior written notice of such resignation.

(b)  Upon any removal or resignation described in Section 2.1(a) above, Executive shall be entitled to receive the following:

(i)  Executive shall receive a lump sum cash payment equal to six (6) months of Executive's monthly Base Salary at the rate in effect immediately before Executive's termination of employment. This lump-sum cash payment will increase by one (1) month for each six (6) months that the Executive is employed by the Company, up to twelve (12) months of Base Salary. Payment shall be made within thirty (30) days after the effective date of the termination.

(ii)  For a period of six (6) months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). This period of medical coverage will increase by one (1) month for each six (6) months that the Executive is employed by the Company, up to twelve (12) months. If the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason at any time during the twelve (12) months subsequent to the effective date of a Change of Control then this period of medical coverage will be for twelve (12) months. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended, shall begin at the expiration of the foregoing twelve (12) month benefit period.

(iii)  Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

2.2.  Voluntary Termination. Executive may voluntarily terminate his employment for any reason upon thirty (30) days' prior written notice. In such event, after the effective date of such termination, except as provided in Section 2.1 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company.

2.3.  Disability. The Company may terminate Executive's employment if Executive has been unable to perform the material duties of his employment due to a Disability. If the Company terminates Executive's employment for Disability, Executive shall be entitled to receive the following:

(a)  The Company shall pay to Executive any amounts earned, accrued or owing but not yet paid under Section 1 above and a pro rata bonus for the year in which his termination occurs, calculated as follows: The pro rated bonus shall be based on the Executive's highest target percentage annual bonus for the year in which Executive's Disability occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365.

(b)  Executive shall receive any other benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

2.4.  Death. If Executive dies while employed by the Company, the Company shall pay to Executive's executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned under the Company's benefit plans and programs and (ii) a pro rated bonus for the year in which Executive's death occurs, which bonus shall be calculated according to Section 2.3(a) above. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.5.  Cause. The Company may terminate Executive's employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued or earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company.

2.6.  Notice of Termination. Any termination of Executive's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 9. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

2.7.  Definitions.

(a)  "Cause" shall mean the occurrence of any one or more of the following: (i) Executive’s act of fraud or dishonesty or willful misconduct which materially injures the Company; (ii) Executive’s conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved; (iii) gross negligence by the Executive in the scope of Executive’s employment or the habitual neglect or gross failure by Executive to adequately perform his duties hereunder or fulfill any other contractual or fiduciary duty to the Company, provided, however, that Executive has failed to cure such habitual neglect or gross failure reasonably promptly after being notified thereof by the Company; or (iv) a material breach of Executive’s obligations pursuant to Section 3 below.

(b)  "Good Reason" shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company promptly after receipt of notice thereof given by Executive: (i) a substantial reduction in Executive's Base Salary; (ii) the demotion of the Executive prior to a Change of Control; (iii) the Company's requiring Executive to be based at a location other than the New York City metropolitan area; or (iv) any material breach of this Agreement by the Company.

3.  Covenant Not to Compete; Non-Disclosure; Intellectual Property Rights.

3.1.  Covenant Not to Compete. Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company while employed by the Company and for six (6) (or the number of months used to determine the payment in Section 2.1(b)(i)) months following the termination of Executive's termination of employment by the Company without Cause or the Executive’s resignation for Good Reason, it would be very difficult for the Executive not to rely on or use the Company's trade secrets and confidential information (the “Non-Compete Period”). Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, during the Non-Compete Period, Executive agrees not to directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with the business the Company was pursuing or had documented concrete plans to pursue at the time of the termination of the Executive's employment as described above, or is a customer of the Company at the time of the termination of the Executive's employment. In addition, during the Non-Compete Period, Executive will not directly or indirectly: (a) solicit, encourage, recruit or take any other action which is intended to induce any other employee, independent contractor, customer or supplier of the Company or any affiliated corporation to terminate his, her or its relationship with the Company or any affiliated corporation; or (b) interfere in any manner with the contractual or employment relationship between the Company or any affiliated corporation and any employee, independent contractor, customer or supplier of the Company or any affiliated corporation. The foregoing restrictions shall not preclude Executive from purchasing, receiving or holding (directly or indirectly) solely as a passive investment 5% or less of the outstanding stock, other securities or other equity participation interests of any entity nor engage in any activity described above if the Executive is terminated by the Company for Cause, the Executive terminates his employment without Good Reason, or the Company fails to make any payment required under Sections 1.6 or 2.1 of this Agreement.

3.2.  Non-Disclosure. Executive acknowledges that during the course of his performance of services for the Company, he will acquire technical knowledge with respect to the Company’s business operations, including, by way of illustration, the Company’s existing and contemplated products (current and future), trade secrets, methods, secrets, formulas, data, patents, know how, models, compilations, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists, plans, price lists, technical information, data and know-how (whether for its own use or for use by Company clients) and including, without limitation, confidential information relating to the Company’s policies and/or business strategy and business and operations of the Company’s affiliates (all of such information herein referenced to as the “Confidential Information”); provided, however that the term “Confidential Information” shall not include (a) any information which is or becomes publicly available otherwise than through breach of this Agreement or (b) any information which is or becomes known or available to Executive on a non-confidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Executive. Executive agrees that he will not, while he is employed by the Company, divulge to any person, directly or indirectly, except to the Company or its officers, employees and agents or as reasonably required in connection with his duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information. Executive agrees that he will not, at any time after his employment with the Company has ended, divulge to any person directly or indirectly any Confidential Information nor use the Confidential Information in any way detrimental to the Company. Executive further agrees that if his relationship with the Company is terminated (for whatever reason) he shall not take with him but will leave with the Company all records, papers and computer software and data and any copies thereof relating to the Confidential Information (or if such papers, records, computer software and data or copies are not on the premises of the Company, Executive agrees to return such papers, records and computer software and data immediately upon his termination). The Employee acknowledges that all such papers, records, computer software and data or copies thereof are and remain the property of the Company.

3.3.    Intellectual Property Rights. Executive agrees that all inventions, innovations, improvements, discoveries or developments relating to the Company’s business or method of conducting business, including new contributions, improvements and ideas, whether patentable or not (“Inventions”), conceived or made by Executive, either solely or jointly with others, during Executive’s employment with the Company which arise out of Executive’s employment or exposure to Confidential Information shall belong to and be the sole property of the Company. Executive assigns to the Company any rights Executive may have or acquire in such Inventions and agrees to execute all instruments and documents and to perform all actions which may be reasonably requested by the Board to establish, confirm and vest in the Company such ownership.

4.      Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2.1(b) of this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

5.  Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

6.  Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

7.  Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three (3) arbitrators, two (2) of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two (2) arbitrators. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

8.  Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

GuruNet Corporation
Jerusalem Technology Park, Bldg. 98
Jerusalem 91481
Israel
Attn: Robert Rosenschein, Chairman & Chief Executive Officer
If to Executive, to:

Jeffrey S. Cutler
276 Tillou Road
South Orange, NJ 07079

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

9.  Contents of Agreement; Amendment and Assignment.

(a)  This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer of the Company and by Executive.

(b)  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

10.  Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

11.  Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

12.  Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

13.  Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

14.  Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15.  Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

GuruNet Corporation

By: _________________________
Name: Robert S. Rosenschein
Title: Chief Executive Officer

Executive
_________________________
Jeffrey S. Cutler